Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Northwest Bancorp, Inc.:
We consent to the incorporation by reference in the registration statements (No. 333-41984, 333-85118, and 333-46651) on Form S-8 of Northwest Bancorp, Inc. of our reports dated March 4, 2009, with respect to the consolidated statements of financial condition of Northwest Bancorp, Inc. and subsidiaries as of December 31, 2008 and 2007, and the related statements of income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of Northwest Bancorp, Inc. Our report on the consolidated financial statements refers to a change in framework for measuring fair value effective January 1, 2008, in accordance with FASB Statement 157, Fair Value Measurements.
/s/ KPMG LLP
Pittsburgh, Pennsylvania
March 4, 2009